EXHIBIT 4(b)

                          AMENDMENT NO. 1 TO INDENTURE

         This Amendment No. 1 is made as of March 15th, 2001 by and among Valspar Industries, Inc. (formerly named Lilly Industries, Inc.), an Indiana corporation (the "Company"), BNY Midwest Trust Company (the "Trustee"), as successor trustee to Harris Trust and Savings Bank, in order to amend the Indenture dated November 10, 1997 (the "Indenture").

         Whereas, all of the outstanding common stock of the Company has been acquired by The Valspar Corporation, a Delaware corporation ("Valspar") and Valspar is willing to guaranty the Securities issued pursuant to the Indenture;

         Whereas, the Company wishes to amend Section 4.02 of the Indenture to provide that, so long as the Company is a majority owned subsidiary of Valspar and Valspar has guaranteed the Securities issued under the Indenture, the reports delivered pursuant to Section 4.02 shall be reports as to Valspar and its consolidated subsidiaries; and

         Whereas, Section 9.01 of the Indenture authorizes the Trustee to execute, without the consent of any Securityholders, amendments to the Indenture to provide for the addition of guarantees and to make other changes that are not adverse to the Security holders;

         Now, therefore, in consideration of the foregoing and the agreements set forth below, the parties agree as follows:

         1. Amendment to Section 4.02 of the Indenture. Section 4.02 of the Indenture is hereby amended by adding to the penultimate sentence of the existing text of Section 4.02 the proviso which is underscored below, such that as so amended Section 4.02 shall read as follows:

         SECTION 4.2. Commission Reports. The Company shall provide the Trustee and Securityholders, within 15 days after it files them with the Commission, copies of its annual report and the information, documents and other reports which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the Commission and provide the Trustee and Securityholders with such annual reports and such information, documents and other reports as are specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however that during such period as (i) a majority or more of the Company's outstanding equity securities are owned by a corporation (the "Parent Corporation") whose common stock is registered under the Exchange Act, and (ii) the Parent Corporation has guaranteed the payment of the Securities, the Company shall provide the Trustee and the Securityholders (in lieu of reports as to the Company) with copies of the annual report and the information, documents and other reports which the Company files with the Commission. The Company also shall comply with the other provisions of TIA ss. 314(a).

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         2. Effectiveness. This Amendment No. 1 shall become effective as of the date first written above only upon satisfaction of all of the following conditions precedent:

                  (a) this Amendment No. 1 shall have been executed by and delivered by the Company and the Trustee;

                  (b) Valspar shall have executed and delivered to the Trustee for the benefit of the Securityholders the Guaranty in the form attached hereto as Exhibit A;

                  (c) the Officers' Certificate in the form attached hereto as Exhibit B shall have executed and delivered to the Trustee; and

                  (d) legal counsel to Valspar and the Company shall have executed and delivered to the Trustee a legal opinion in the form attached hereto as Exhibit C.

         3. Expenses. The Company shall promptly pay or reimburse the Trustee for paying the reasonable fees and costs advanced of the Trustee and the Trustee's legal counsel in connection with the preparation and execution of this Amendment No 1 and the documents delivered thereunder.

         4. General. On and after the effectiveness of this Amendment No. 1, each reference in the Indenture to "this Agreement," "hereunder," "hereof" or words of like import referring to the Indenture, and each reference in the Securities to the Indenture, shall mean the Indenture as amended by this Amendment No. 1. The Indenture, as amended by this Amendment No. 1, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

BNY MIDWEST TRUST COMPANY                   VALSPAR INDUSTRIES, INC.


By  /s/ Dan Donovan                         By  /s/ Deborah D. Weiss
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Its Assistant Vice President                Its Treasurer
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